Exhibit 3.28

State of Delaware Secretary of State Division of Corporations Delivered 04:17 PM 02/15/2008 FILED 04:22 PM 02/15/2008 SRV 080170758 - 4505765 FILE

CERTIFICATE OF INCORPORATION

OF

FIDOPHARM, INC.

FIRST: The name of the corporation is: FidoPharm, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, in New Castle County. The name of its resident agent at such address is Corporation Service Company. The Corporation may, from time to time and in the manner provided by law, change the resident agent and the registered office within the State of Delaware. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Delaware.

THIRD: The Corporation is formed to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is One Thousand (1,000) shares of common stock, and the par value of each such share is $.001 per share.

FIFTH: The capital stock authorized by the FOURTH Paragraph of this Certificate shall be issued for such consideration as shall be fixed, from time to time, by the Board of Directors of the Corporation (the “Board”). No stockholder of the Corporation is or shall be individually liable for the debts or liabilities of the Corporation.

SIXTH: No stockholder of the Corporation shall be entitled to cumulative voting of their shares for the election of directors.

SEVENTH: No stockholder of the Corporation shall have any preemptive rights.

EIGHTH: The name and mailing address of the incorporator is: William M. Mower, Esq., 3300 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota 55402.

NINTH: The Corporation shall have perpetual existence.

TENTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, alter and repeal the Bylaws of the Corporation, subject to the powers of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise.

ELEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

TWELFTH: The members of the Board are styled as directors. The number of directors may be changed from time to time in such manner as shall be provided in the Bylaws of the Corporation.

THIRTEENTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director, except to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the

Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which such director derived an improper personal benefit. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended. No amendment to or repeal of this THIRTEENTH Paragraph shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

FOURTEENTH: The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this FOURTEENTH Paragraph.

THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, does make this certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly has hereunto set his hand this 15th day of February, 2008.

/s/ William M. Mower
William M. Mower, Incorporator

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